Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 6, 2006, accompanying the consolidated financial statements and schedule included in the Annual Report of BackWeb Technologies Ltd. on Form 10-K for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said report in the previously filed Registration Statements of BackWeb Technologies Ltd. on Forms S-8 (File No. 333-119432, effective October 1, 2004, File No. 333-101224, effective November 15, 2002, File No. 333-68804, effective August 31, 2001, File No. 333-51098, effective December 1, 2000, and File No. 333-84659, effective August 6, 1999).

/s/ GRANT THORTON LLP

San Jose, CA
March 29, 2006